Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement (No. 333-123601) on Form S-8 of InPhonic, Inc. of our report dated April 1, 2005, except Note H which is dated April 26, 2005, with respect to the balance sheet of VMC Satellite, Inc. as of December 31, 2004, and the related statements of income, stockholder’s equity and cash flows for the year then ended, which report appears in the Form 8-K/A of InPhonic, Inc. dated July 14, 2005.

/s/ Reznick Group, P.C.

Bethesda, Maryland

July 14, 2005